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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-11 No. 333-203082) and related Prospectus of Landmark Infrastructure Partners LP for the registration of up to 2,875,000 common units and to the incorporation by reference therein of our report dated May 11, 2015, with respect to the consolidated and combined financial statements and schedule of Landmark Infrastructure Partners LP included in its Current Report on Form 8-K filed with the Securities and Exchange Commission on May 11, 2015 for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

May 12, 2015

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm